As filed with the Securities and Exchange Commission on March 27, 2007
Registration No. 333-138340

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Odyssey Re Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	6331	52-2301683
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

300 First Stamford Place, Stamford, Connecticut 06902 (203) 977-8000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Donald L. Smith, Esq.
Senior Vice President, General Counsel and
Corporate Secretary
Odyssey Re Holdings Corp.
300 First Stamford Place, Stamford,
Connecticut 06902
(203) 977-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Christopher J. Cummings, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, New York 10022
(212) 848-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2007
Prospectus
Odyssey Re Holdings Corp.
2,900,000 Common Shares

        The selling shareholder named in this prospectus may offer and sell, from time to time in one or more offerings, up to 2,900,000 of our common shares. We will not receive any proceeds from any sale of shares by the selling shareholder. The selling shareholder, directly or through an affiliate, intends to use the proceeds received in such sales to purchase an equal number of our common shares in the open market or in privately negotiated transactions. These purchases by the selling shareholder or its affiliate could have the effect of materially increasing the market price of our common shares above the price that would otherwise prevail. See “Plan of Distribution.”
      Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in any accompanying prospectus supplement. We urge you to read carefully this prospectus and, if applicable, the accompanying prospectus supplement, before you make your investment decision.
      Our common shares trade on the New York Stock Exchange under the symbol “ORH.” On March 26, 2007, the last reported sale price of our common shares on the NYSE was $39.80.
      Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholder have authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference herein or therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
      Unless the context requires otherwise or otherwise as expressly stated, the terms “we,” “our,” “us,” “OdysseyRe” and the “Company” refer to Odyssey Re Holdings Corp., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process the selling shareholder may sell in one or more offerings up to 2,900,000 of our common shares that were received by the selling shareholder in exchange for 3.15% exchangeable notes due November 19, 2009 issued by Fairfax Financial (US) LLC that were exchangeable into our common shares. Each time the selling shareholder sells our common shares, such selling shareholder is required to provide you with a copy of this prospectus, and, in some cases, a prospectus supplement as discussed below.
PROSPECTUS SUPPLEMENT
      In some cases, the selling shareholder will provide a prospectus supplement that will contain specific information about the sale of our common shares. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      The prospectus supplement, if any, to be attached to the front of this prospectus may describe, as applicable: the initial public offering price, the price paid for the securities, the net proceeds to the selling shareholder and the other specific terms related to the offering of these securities.
      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Any prospectus supplement will be deemed to be a part of, and will be included in, the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, DC 20549
      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like OdysseyRe, that file electronically with the SEC. The address of the site is www.sec.gov.
      You can also inspect reports, proxy statements and other information about OdysseyRe at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus.
      The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus:

•	Proxy Statement related to our annual general meeting to be held on or about April 25, 2007;

•	Current Report on Form 8-K filed on March 15, 2007;

•	Annual Report on Form 10-K for the period ended December 31, 2006; and

•	The description of our common shares that is contained in our Registration Statement on Form 8-A filed on June 8, 2001.
      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Investor Relations
Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, Connecticut 06902
Tel: (203) 977-8000
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.
      You may also obtain these filings from our website at www.odysseyre.com. Except for the documents specifically incorporated by reference in the prospectus, the information contained on our website does not constitute a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      In connection with, and because the Company desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements contained in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.
      We have included in this prospectus, and from time to time our management may make, written or oral statements that may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate to, among other things, our plans and objectives for future operations. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement, include, but are not limited to:

•	a reduction in net income if our loss reserves are insufficient;

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates;

•	the lowering or loss of one of our financial or claims-paying ratings, including those of our subsidiaries;

•	uncertainty related to estimated losses from recent catastrophes, including Hurricanes Katrina, Rita and Wilma;

•	an inability to realize our investment objectives;

•	the risk that the current governmental investigations or related proceedings involving the Company might impact us adversely;

•	the risk that ongoing regulatory developments will disrupt our business or mandate changes in industry practices in a fashion that increases our costs or requires us to alter aspects of the way we conduct our business;

•	a decrease in the level of demand for our reinsurance or insurance business, or increased competition in the industry;

•	emerging claim and coverage issues, which could expand our obligations beyond the amount we intend to underwrite;

•	a change in the requirements of one or more of our current or potential customers relating to counterparty financial strength, claims-paying ratings, or collateral requirements;

•	actions of our competitors, including industry consolidation, and increased competition from alternative sources of risk management products, such as the capital markets;

•	risks relating to our controlling shareholder’s ability to determine the outcome of our corporate actions requiring board or shareholder approval;

•	risks relating to our ability to raise additional capital if it is required;

•	risks related to covenants in our debt agreements;

•	our inability to access our subsidiaries’ cash;

•	loss of services of any of our key employees;

•	risks related to our use of reinsurance brokers;

•	changes in economic conditions, including interest rate, currency, equity and credit conditions which could affect our investment portfolio;

•	failure of our reinsurers to honor their obligations to us;

•	risks associated with the growth of our specialty insurance business and the development of our infrastructure to support this growth;

•	operational and financial risks relating to our utilization of program managers, third-party administrators, and other vendors to support our specialty insurance operations;

•	the passage of federal or state legislation subjecting our business to additional supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate;

•	risks related to our computer and data processing systems; and

•	acts of war, terrorism or political unrest.
      The words “believe,” “anticipate,” “project,” “expect,” “intend,” “will likely result,” “will seek to” or “will continue” and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement some important factors that could cause our actual results to differ materially from our expectations, including factors discussed in the section titled “Risk Factors” in this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
THE COMPANY
      OdysseyRe is a leading United States based underwriter of reinsurance, providing a full range of property and casualty products on a worldwide basis. We offer both treaty and facultative reinsurance to property and casualty insurers and reinsurers. We also write insurance business, primarily focused on liability lines, in the United States and London. Our global presence is established through 14 offices, with principal locations in the United States, London, Paris, Singapore and Latin America.
      We had gross premiums written of $2.3 billion in 2006 and our shareholders’ equity as of December 31, 2006 was $2.1 billion. For the year ended December 31, 2006, reinsurance represented 69.5% of our gross premiums written, and primary insurance represented the remaining 30.5%.
      We were incorporated in Delaware on March 21, 2001. Our principal executive office is located at 300 First Stamford Place, Stamford, Connecticut 06902. Our telephone number is (203) 977-8000.

RISK FACTORS
      The following are some of the risks associated with our business. You should also refer to the other information in or incorporated by reference into this prospectus, including the financial statements and accompanying notes thereto incorporated by reference in this prospectus.
Risks Relating to Our Business

Our actual claims may exceed our claim reserves, causing us to incur losses we did not anticipate.
      Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we reinsure or insure. If we fail to accurately assess the risks we assume, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could have a material adverse effect on our financial condition or reduce our net income.
      As of December 31, 2006, we had net unpaid losses and loss adjustment expenses of $4,403.1 million. We incurred losses and loss adjustment expenses of $1,484.2 million, $2,061.6 million and $1,631.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.
      Reinsurance and insurance claim reserves represent estimates, involving actuarial and statistical projections at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred. The process of establishing loss reserves is complex and imprecise because it is subject to variables that are influenced by significant judgmental factors. We utilize both proprietary and commercially available actuarial models as well as our historical and industry loss development patterns to assist in the establishment of appropriate claim reserves. In contrast to casualty losses, which frequently can be determined only through lengthy and unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, for both casualty and property losses, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.
      In addition, because we, like other reinsurers, do not separately evaluate each of the individual risks assumed under our reinsurance treaties, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. If our claim reserves are determined to be inadequate, we will be required to increase claim reserves with a corresponding reduction in our net income in the period in which the deficiency is recognized. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations in a particular period or our financial condition.
      Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies.

Unpredictable natural and man-made catastrophic events could cause unanticipated losses and reduce our net income.
      Catastrophes can be caused by various events, including natural events such as hurricanes, windstorms, earthquakes, hailstorms, severe winter weather and fires, and unnatural events such as acts of war, terrorist attacks, explosions and riots. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, windstorms and earthquakes may produce significant damage in large, heavily populated areas. Most of our past catastrophe-related claims have resulted from severe storms. Catastrophes can cause losses in a variety of property and casualty lines for which we provide insurance or reinsurance.
      Insurance companies are not permitted to reserve for a catastrophe unless it has occurred. It is therefore possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our results of operations and financial condition. It is possible that our models have not adequately captured some catastrophe risks or other risks. We believe it is impossible to completely eliminate our exposure to unforeseen or unpredictable events.

If we are unable to maintain a favorable financial strength rating, certain existing business may be subject to termination, and it may be more difficult for us to write new business.
      Rating agencies assess and rate the claims-paying ability of reinsurers and insurers based upon criteria established by the rating agencies. Periodically the rating agencies evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. The claims-paying ability ratings assigned by rating agencies to reinsurance or insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. Ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security. In the event our companies were to be downgraded by any or all of the rating agencies, some of our business would be subject to provisions which could cause, among other things, early termination of contracts, or a requirement to post collateral at the direction of our counterparty. We cannot precisely estimate the amount of premium that would be at risk to such a development, or the amount of additional collateral that might be required to maintain existing business, as these amounts would depend on the particular facts and circumstances at the time, including the degree of the downgrade, the time elapsed on the impacted in-force policies, and the effects of any related catastrophic event on the industry generally. We cannot assure you that our premiums would not decline, or that our profitability would not be affected, perhaps materially, following a ratings downgrade.
      Our principal operating subsidiaries maintain a rating of “A” (Stable) from A.M. Best, an “A-” (Excellent), counterparty credit and financial strength rating from Standard & Poor’s and an “A3” (Stable) financial strength rating from Moody’s. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers.
      The ratings by these agencies of our principal operating subsidiaries may be based on a variety of factors, many of which are outside of our control, including, but not limited to, the financial condition of Fairfax and its other subsidiaries and affiliates, the financial condition or actions of parties from which we have obtained reinsurance and factors relating to the sectors in which we or they conduct business, and the statutory surplus of our operating subsidiaries, which is adversely affected by underwriting losses and dividends paid by them to us. A downgrade of any of the debt or other ratings of Fairfax, or of any of Fairfax’s other subsidiaries or affiliates, or a deterioration in the financial markets’ view of any of these entities, could have a negative impact on our ratings.

Uncertainty related to our estimated losses for Hurricanes Katrina, Rita and Wilma may materially impact our financial results.
      Our statements of operations for the years ended December 31, 2006 and 2005, respectively, include pre-tax underwriting losses of $46.4 million and $436.0 million, respectively, from Hurricanes Katrina, Rita and Wilma. The loss estimate represents our best estimate based on the most recent information available. We used various approaches in estimating this loss, including a detailed review of exposed contracts and information from ceding companies. As additional information becomes available, such estimates may be revised, potentially resulting in adverse effects to our financial results. The extraordinary nature and scale of this loss, including legal and regulatory implications, adds substantial uncertainty and complexity to the estimating process. Considerable time may elapse before the adequacy of our estimates can be determined.
      Our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues, including the appropriate attribution of losses to flood as opposed to other perils such as wind, fire or riot and civil commotion. The underlying policies generally contain exclusions for flood damage; however, water damage caused by wind may be covered. We expect that causation and coverage issues may not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.

      Our actual losses from Hurricanes Katrina, Rita and Wilma may vary materially from our estimates as a result of, among other things, an increase in industry insured loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, the contingent nature of business interruption exposures, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected. In addition, actual losses may increase if our reinsurers fail to meet their obligations.
      We have no retrocession protection remaining with respect to Hurricane Katrina. Should our Hurricane Katrina losses prove to be greater than currently estimated, it will have an adverse effect on our financial results.
      We cannot be sure that retrocessional coverage will be available to us on acceptable terms, or at all, in the future.

If we are unable to realize our investment objectives, our business, financial condition or results of operations may be adversely affected.
      Investment returns are an important part of our overall profitability and our operating results depend in part on the performance of our investment portfolio. Accordingly, fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. We derive our investment income from interest and dividends, together with realized gains on the sale of investment assets. The portion derived from realized gains generally fluctuates from year to year. For the years ended December 31, 2006, 2005, and 2004, net realized gains accounted for 28.0%, 21.4% and 42.6%, respectively, of our total investment income (including realized gains and losses). Realized gains are typically a less predictable source of investment income than interest and dividends, particularly in the short term.
      The return on our portfolio and the risks associated with our investments are also affected by our asset mix, which can change materially depending on market conditions. Investments in cash or short-term investments generally produce a lower return than other investments. As of December 31, 2006, 32.6% or $2.3 billion of our invested assets were held in cash and short-term investments pending our identifying suitable opportunities for reinvestment in line with our long-term value-oriented investment philosophy.
      The volatility of our claims submissions may force us to liquidate securities, which may cause us to incur capital losses. If we structure our investments improperly relative to our liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other than temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.
      Our operating results depend in part on the performance of our investment portfolio. The ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities markets and, consequently, the value of the equity securities we own. We may not be able to realize our investment objectives, which could reduce our net income significantly.

Investigations by U.S. government authorities may adversely affect us.
      On September 7, 2005, we announced that we had been advised by Fairfax, our majority shareholder, that it had received a subpoena from the Securities and Exchange Commission (“SEC”) requesting documents regarding any non-traditional insurance and reinsurance transactions entered into or offered by Fairfax and any of its affiliates, which included OdysseyRe. The United States Attorney’s Office for the Southern District of New York is reviewing documents provided to the SEC in response to the subpoena, and is participating in the investigation into these matters. In addition, we provided information and made a presentation to the SEC and the U.S. Attorney’s office relating to the restatement of our financial results announced by us on February 9, 2006 and responded to questions with respect to transactions that were part of the restatement. We are cooperating fully in addressing our obligations under this subpoena. Fairfax, and Fairfax’s chairman and chief executive officer, V. Prem Watsa, who is also the chairman of OdysseyRe, have received subpoenas from the SEC in connection with the answer to a question on Fairfax’s February 10, 2006 investor conference call concerning the review of Fairfax’s finite contracts. Our independent registered public accountants and our chief financial officer prior to March 2005 have each received a subpoena relating to the above matters.
      This inquiry is ongoing, and we continue to comply with requests from the SEC and the U.S. Attorney’s office. We cannot assure you that we will not be subject to further requests or other regulatory proceedings of a similar kind. It is possible that other governmental and enforcement agencies will seek to review this information as well, or that we, or other parties with whom we interact, such as customers or shareholders, may become subject to direct requests for information or other inquiries by such agencies.
      At the present time, we cannot predict the outcome of these matters or the ultimate effect on our consolidated financial statements, which effect could be material and adverse. The financial cost to us to address these matters has been and is likely to continue to be significant. We expect that these matters will continue to require significant management attention, which could divert management’s attention away from our business. Our business, or the market price for our securities, also could be materially adversely affected by negative publicity related to this inquiry or similar proceedings, if any.

Certain business practices of the insurance industry have become the subject of investigations by government authorities and the subject of class action litigation.
      In recent years, the insurance industry has been the subject of a number of investigations, and increasing litigation and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry. These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which such compensation has been disclosed, the solicitation and provision of fictitious or inflated quotes, the alleged illegal tying of the placement of insurance business to the purchase of reinsurance, and the sale and purchase of finite reinsurance or other non-traditional or loss mitigation insurance products and the accounting treatment for those products. We have received inquiries and informational requests from insurance departments in certain states in which our insurance subsidiaries operate. We cannot predict at this time the effect that current investigations, litigation and regulatory activity will have on the insurance or reinsurance industry or our business. Our involvement in any investigations and related lawsuits would cause us to incur legal costs and, if we were found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially adversely affected by the negative publicity for the insurance industry related to these proceedings, and by any new industry-wide regulations or practices that may result from these proceedings. It is possible that these investigations or related regulatory developments will mandate changes in industry practices in a fashion that increases our costs of doing business or requires us to alter aspects of the manner in which we conduct our business.

We operate in a highly competitive environment which could make it more difficult for us to attract and retain business.
      The reinsurance industry is highly competitive. We compete, and will continue to compete, with major United States and non-United States reinsurers and certain underwriting syndicates and insurers, some of which have greater financial, marketing and management resources than we do. In addition, we may not be aware of other companies that may be planning to enter the reinsurance market or existing reinsurers that may be planning to raise additional capital. Competition in the types of reinsurance business that we underwrite is based on many factors, including premiums charged and other terms and conditions offered, services provided, financial ratings assigned by independent rating agencies, speed of claims payment, reputation, perceived financial strength and the experience of the reinsurer in the line of reinsurance to be written. Increased competition could cause us and other reinsurance providers to charge lower premium rates and obtain less favorable policy terms, which could adversely affect our ability to generate revenue and grow our business.

      We also are aware that other financial institutions, such as banks, are now able to offer services similar to our own. In addition, we have recently seen the creation of alternative products from capital market participants that are intended to compete with reinsurance products. We are unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.
      Our primary insurance is a business segment that is growing, and the primary insurance business is also highly competitive. Primary insurers compete on the basis of factors including selling effort, product, price, service and financial strength. We seek primary insurance pricing that will result in adequate returns on the capital allocated to our primary insurance business. Our business plans for these business units could be adversely impacted by the loss of primary insurance business to competitors offering competitive insurance products at lower prices. This competition could affect our ability to attract and retain business.

Emerging claim and coverage issues could adversely affect our business.
      Unanticipated developments in the law as well as changes in social and environmental conditions could result in unexpected claims for coverage under our insurance and reinsurance contracts. These developments and changes may adversely affect us, perhaps materially. For example, we could be subject to developments that impose additional coverage obligations on us beyond our underwriting intent, or to increases in the number or size of claims to which we are subject. With respect to our casualty businesses, these legal, social and environmental changes may not become apparent until some time after their occurrence. Our exposure to these uncertainties could be exacerbated by the increased willingness of some market participants to dispute insurance and reinsurance contract and policy wordings.
      The full effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict. As a result, the full extent of our liability under our coverages, and in particular our casualty insurance policies and reinsurance contracts, may not be known for many years after a policy or contract is issued. Our exposure to this uncertainty will grow as our “long-tail” casualty businesses grow, because in these lines of business claims can typically be made for many years, making them more susceptible to these trends than in the property insurance business, which is more typically “short-tail.” In addition, we could be adversely affected by the growing trend of plaintiffs targeting participants in the property-liability insurance industry in purported class action litigation relating to claim handling and other practices.

If our current and potential customers change their requirements with respect to financial strength, claims paying ratings or counterparty collateral requirements, our profitability could be adversely affected.
      Insureds, insurers and insurance and reinsurance intermediaries use financial ratings as an important means of assessing the financial strength and quality of insurers and reinsurers. In addition, the rating of a company purchasing reinsurance may be affected by the rating of its reinsurer. For these reasons, credit committees of insurance and reinsurance companies regularly review and in some cases revise their requirements with respect to the insurers and reinsurers from whom they purchase insurance and reinsurance.
      If one or more of our current or potential customers were to raise their minimum required financial strength or claims paying ratings above the ratings held by us or our insurance and reinsurance subsidiaries, or if they were to materially increase their collateral requirements, the demand for our products could be reduced, our premiums could decline, and our profitability could be adversely affected.

Consolidation in the insurance industry could lead to lower margins for us and less demand for our reinsurance products.
      Many insurance industry participants are consolidating to enhance their market power. These entities may try to use their market power to negotiate price reductions for our products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, further reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

A change in demand for reinsurance and insurance could lead to reduced premium rates and less favorable contract terms, which could reduce our net income.
      Historically, we have experienced fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions. In addition, the larger insurers created by the consolidation discussed above may require less reinsurance. The supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers.
      General pricing across the industry and other terms and conditions have become less favorable than they have been in the recent past, the degree to which varies by class of business and region. All of these factors can reduce our profitability and we have no way to determine to what extent they will impact us in the future.

Fairfax Financial Holdings Limited owns a majority of our common shares and can determine the outcome of our corporate actions requiring board or shareholder approval.
      As of December 31, 2006, Fairfax beneficially owned, directly and through wholly-owned subsidiaries, 59.6% of our outstanding common shares. Consequently, Fairfax can determine the outcome of our corporate actions requiring board or shareholder approval, such as:

•	appointing officers and electing members of our Board of Directors;

•	adopting amendments to our charter documents; and

•	approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.
      In addition, Fairfax has provided us, and continues to provide us, with certain services for which it receives customary compensation. Through various subsidiaries, Fairfax engages in the business of underwriting insurance as well as other financial services; and from time to time, we may engage in transactions with those other businesses in the ordinary course of business under market terms and conditions. All of our directors other than Andrew Barnard, Peter Bennett, Patrick Kenny and Paul Wolff also are directors or officers of Fairfax or certain of its subsidiaries. Conflicts of interest could arise between us and Fairfax or one of its other subsidiaries, and any conflict of interest may be resolved in a manner that does not favor us.
      Fairfax has stated that it intends to retain control of us. In order to retain control, Fairfax may decide not to enter into a transaction in which our shareholders would receive consideration for their shares that is much higher than the cost of their investment in our common shares or the then current market price of our common shares. Any decision regarding the ownership of us that Fairfax may make at some future time will be in its absolute discretion.

We may require additional capital in the future, which may not be available or may be available only on unfavorable terms.
      Our capital requirements depend on many factors, including our ability to write business, and rating agency capital requirements. To the extent that our existing capital is insufficient to meet these requirements, we may need to raise additional funds through financings. Any financing, if available at all, may be on terms that are not favorable to us. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected.

Failure to comply with the covenants in our credit facility could have an adverse effect on our financial condition.
      The current agreement governing our $150 million bank credit facility contains certain covenants that limit our ability to, among other things, borrow money, make particular types of investments or other restricted payments, sell assets, merge or consolidate. This agreement also requires us to maintain specific financial ratios. If we fail to comply with these covenants or meet these financial ratios, the lenders under our credit facility could declare a default and demand immediate repayment of all amounts owed to them.

We are a holding company and are dependent on dividends and other payments from our operating subsidiaries, which are subject to dividend restrictions.
      We are a holding company, and our principal source of funds is cash dividends and other permitted payments from our operating subsidiaries, principally Odyssey America Reinsurance Corporation. If we are unable to receive dividends from our operating subsidiaries, or if they are able to pay only limited amounts, we may be unable to pay dividends or make payments on our indebtedness. The payment of dividends by our operating subsidiaries is subject to restrictions set forth in the insurance laws and regulations of Connecticut, Delaware, New York and the United Kingdom. See “Item 1. Business — Regulatory Matters — Regulation of Insurers and Reinsurers — Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated herein by reference.

Our business could be adversely affected by the loss of one or more key employees.
      We are substantially dependent on a small number of key employees, in particular Andrew Barnard, R. Scott Donovan and Michael Wacek. We believe that the experience and reputations in the reinsurance industry of Messrs. Barnard, Donovan and Wacek are important factors in our ability to attract new business. We have entered into employment agreements with Messrs. Barnard, Donovan and Wacek. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of Messrs. Barnard, Donovan or Wacek or any other key employee, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. We do not currently maintain key employee insurance with respect to any of our employees.

Our business is primarily dependent upon a limited number of unaffiliated reinsurance brokers and the loss of business provided by them could adversely affect our business.
      We market our reinsurance products worldwide primarily through reinsurance brokers, as well as directly to our customers. Five reinsurance brokerage firms accounted for 61.8% of our reinsurance gross premiums written for the year ended December 31, 2006. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

Our reliance on payments through reinsurance brokers exposes us to credit risk.
      In accordance with industry practice, we frequently pay amounts owing in respect of claims under our policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for such policies to reinsurance brokers for payment over to us, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received such premiums. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

We may be adversely affected by foreign currency fluctuations.
      Our reporting currency is the United States dollar. A portion of our premiums are written in currencies other than the United States dollar and a portion of our loss reserves are also in foreign currencies. Moreover, we maintain a portion of our investments in currencies other than the United States dollar. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could adversely affect our operating results.

We may not be able to alleviate risk successfully through retrocessional arrangements and we are subject to credit risks with respect to our retrocessionaires.
      We attempt to limit our risk of loss through retrocessional arrangements, reinsurance agreements with other reinsurers referred to as retrocessionaires. The availability and cost of retrocessional protection is subject to market conditions, which are beyond our control. As a result, we may not be able to successfully alleviate risk through retrocessional arrangements. In addition, we are subject to credit risk with respect to our retrocessions because the ceding of risk to retrocessionaires does not relieve us of our liability to the companies we reinsured.
      We purchase reinsurance coverage to insure against a portion of our risk on policies we write directly. We expect that limiting our insurance risks through reinsurance will continue to be important to us. Reinsurance does not affect our direct liability to our policyholders on the business we write. A reinsurer’s insolvency or inability or unwillingness to make timely payments under the terms of its reinsurance agreements with us could have a material adverse effect on us. In addition, we cannot assure you that reinsurance will remain available to us to the same extent and on the same terms as are currently available.

The growth of our primary insurance business, which is regulated more comprehensively than reinsurance, increases our exposure to adverse political, judicial and legal developments.
      Hudson Insurance Company (“Hudson”), which is licensed to write insurance in 49 states and the District of Columbia on an admitted basis, is subject to extensive regulation under state statutes that delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors, and relates to such matters as: rate setting; limitations on dividends and transactions with affiliates; solvency standards which must be met and maintained; the licensing of insurers and their agents; the examination of the affairs of insurance companies, which includes periodic market conduct examinations by the regulatory authorities; annual and other reports, prepared on a statutory accounting basis; establishment and maintenance of reserves for unearned premiums and losses; and requirements regarding numerous other matters. We could be required to allocate considerable time and resources to comply with these requirements, and could be adversely affected if a regulatory authority believed we had failed to comply with applicable law or regulation. We plan to grow Hudson’s business and, accordingly, expect our regulatory burden to increase.

Our utilization of program managers and other third parties to support our business exposes us to operational and financial risks.
      Our primary insurance operations rely on program managers, and other agents and brokers participating in our programs, to produce and service a substantial portion of our business in this segment. In these arrangements, we typically grant the program manager the right to bind us to newly issued insurance policies, subject to underwriting guidelines we provide and other contractual restrictions and obligations. Should our managers issue policies that contravene these guidelines, restrictions or obligations, we could nonetheless be deemed liable for such policies. Although we would intend to resist claims that exceed or expand on our underwriting intention, it is possible that we would not prevail in such an action, or that our program managers would be unable to substantially indemnify us for their contractual breach. We also rely on our managers, or other third parties we retain, to collect premiums and to pay valid claims. This exposes us to their credit and operational risk, without necessarily relieving us of our obligations to potential insureds. We could also be exposed to potential liabilities relating to the claims practices of the third party administrators we have retained to manage claims activity that we expect to arise in our program operations. Although we have implemented monitoring and other oversight protocols, we cannot assure you that these measures will be sufficient to alleviate all of these exposures.
      We are also subject to the risk that our successful program managers will not renew their programs with us. Our contracts are generally for defined terms of as little as one year, and either party can cancel the contract in a relatively short period of time. We cannot assure you that we will retain the programs that produce profitable business or that our insureds will renew with us. Failure to retain or replace these producers would impair our ability to execute our growth strategy, and our financial results could be adversely affected.

Our business could be adversely affected as a result of political, regulatory, economic or other influences in the insurance and reinsurance industries.
      The insurance industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Federal and state legislatures have periodically considered programs to reform or amend the United States insurance system at both the federal and state level. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions, including the United States and various states in the United States.
      Changes in current insurance regulation may include increased governmental involvement in the insurance industry or may otherwise change the business and economic environment in which insurance industry participants operate. In the United States, for example, the states of Hawaii and Florida have implemented arrangements whereby property insurance in catastrophe prone areas is provided through state-sponsored entities. The California Earthquake Authority, the first privately financed, publicly operated residential earthquake insurance pool, provides earthquake insurance to California homeowners.
      Such changes could cause us to make unplanned modifications of products or services, or may result in delays or cancellations of sales of products and services by insurers or reinsurers. Insurance industry participants may respond to changes by reducing their investments or postponing investment decisions, including investments in our products and services. We cannot predict the future impact of changing law or regulation on our operations; any changes could have a material adverse effect on us or the insurance industry in general.
      Increasingly, governmental authorities in both the U.S. and worldwide appear to be interested in the potential risks posed by the reinsurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, we believe it is likely there will be increased regulatory intervention in our industry in the future.
      For example, we could be adversely affected by governmental or regulatory proposals that:

•	provide insurance and reinsurance capacity in markets and to consumers that we target;

•	require our participation in industry pools and guaranty associations;

•	mandate the terms of insurance and reinsurance policies; or

•	disproportionately benefit the companies of one country or jurisdiction over those of another.

Our computer and data processing systems may fail or be perceived to be insecure, which could adversely affect our business and damage our customer relationships.
      Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to process and make claims payments. We have a highly trained staff that is committed to the continual development and maintenance of these systems. However, the failure of these systems could interrupt our operations or materially impact our ability to rapidly evaluate and commit to new business opportunities. If sustained or repeated, a system failure could result in the loss of existing or potential business relationships, or compromise our ability to pay claims in a timely manner. This could result in a material adverse effect on our business results.
      Our insurance may not adequately compensate us for material losses that may occur due to disruptions in our service as a result of computer and data processing systems failure. We do not maintain redundant systems or facilities for all of our services.

      In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our business dealings in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of security could deter people from conducting transactions that involve transmitting confidential information to our systems. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

We could be adversely affected if the Terrorism Risk Insurance Act of 2002 is not renewed beyond 2007, or is adversely amended.
      In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attack, the Terrorism Risk Insurance Act of 2002, or TRIA, was enacted to ensure the availability of commercial insurance coverage for terrorist acts in the United States. This law initially established a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism-related losses and required that coverage for terrorist acts be offered by insurers. Although TRIA recently has been modified and extended through 2007, it is possible that TRIA will not be renewed beyond 2007, or could be adversely amended, which could adversely affect the insurance industry if a material subsequent event occurred. Given these uncertainties, we are currently unable to determine with certainty the impact that TRIA’s amendment or non-renewal could have on us.
Risks Related to Our Common Shares

Because our controlling shareholder intends to retain control, you may be unable to realize a gain on your investment in our common shares in connection with an acquisition bid.
      Fairfax, directly and through its subsidiaries, TIG Insurance Group, TIG Insurance Company, ORH Holdings Inc. and Fairfax Inc., owned 59.6% of our outstanding common shares as of December 31, 2006. Consequently, Fairfax is in a position to determine the outcome of corporate actions requiring board or shareholder approval, including:

•	appointing officers and electing members of our Board of Directors;

•	adopting amendments to our charter documents; and

•	approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.
      All of our directors other than Andrew Barnard, Peter Bennett, Patrick Kenny and Paul Wolff are directors or officers of Fairfax or certain of its subsidiaries. Conflicts of interest could arise between us and Fairfax or one of its subsidiaries, and any conflict of interest may be resolved in a manner that does not favor us.
      Fairfax has stated that it intends to retain control of us. In order to retain control, Fairfax may decide not to enter into a transaction in which our shareholders would receive consideration for their shares that is much higher than the cost of their investment in our common shares or the then current market price of our common shares. Any decision regarding the ownership of us that Fairfax may make at some future time will be in its absolute discretion.

Significant fluctuation in the market price of our common shares could result in securities class action claims against us.
      Significant price and value fluctuations have occurred with respect to the securities of insurance and insurance-related companies. Our common share price is likely to be volatile in the future. In the past, following periods of downward volatility in the market price of a company’s securities, class action litigation has often been pursued against such companies. If similar litigation were pursued against us, it could result in substantial costs and a diversion of our management’s attention and resources.

Provisions in our charter documents and Delaware law may impede attempts to replace or remove our management or inhibit a takeover, which could adversely affect the value of our common shares.
      Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent changes in our management or a change of control that a shareholder might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example,

•	authorizing the issuance of preferred shares, the terms of which may be determined at the sole discretion of our Board of Directors;

•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at meetings; and

•	providing that special meetings of shareholders may be called only by our Board of Directors, the chairman of our Board of Directors, our president or our secretary.
      These provisions apply even if the offer may be considered beneficial by some of our shareholders. If a change in management or a change of control is delayed or prevented, the market price of our common shares could decline.
Risks Related to the Offering

The market price of our common shares may be higher than that which would otherwise prevail as a result of the purchases of our common shares by the selling shareholder.
      The selling shareholder, directly or through an affiliate, intends to use the proceeds received in such sales to purchase an equal number of our common shares in the open market or in privately negotiated transactions. These purchases by the selling shareholder or its affiliate could have the effect of materially increasing the market price of our common shares above the price that would otherwise prevail. See “Plan of Distribution.”

USE OF PROCEEDS
      All the proceeds from the sale of common shares covered by this prospectus will go to the selling shareholder. We will not receive any proceeds from the sale of common shares by the selling shareholder.
PRICE RANGE OF COMMON SHARES
      The principal United States market on which our common shares are traded is the New York Stock Exchange (“NYSE”). As of February 9, 2007, the approximate number of holders of our common shares, including those whose common shares are held in nominee name, was 14,750. Quarterly high and low sales prices per share of our common shares, as reported by the New York Stock Exchange composite for the quarter ended March 31, 2007 (through March 26, 2007) and each quarter in the years ended December 31, 2006 and 2005 are as follows:

Quarter Ended	High	Low

March 31, 2007 (through March 26, 2007)	$40.59	$36.39
December 31, 2006	$38.65	$33.45
September 30, 2006	34.75	24.70
June 30, 2006	26.60	21.23
March 31, 2006	25.41	19.50
December 31, 2005	$26.92	$23.77
September 30, 2005	25.86	23.76
June 30, 2005	25.33	22.50
March 31, 2005	26.01	24.20

DIVIDEND POLICY
      Our Board of Directors has established a policy of declaring quarterly cash dividends on our common shares. We have paid a cash dividend of $0.03125 per common share during each quarter since the fourth quarter of 2003. Prior to the fourth quarter of 2003, we paid a quarterly cash dividend of $0.025 per common share for each quarter beginning with the quarter ended September 30, 2001. On February 22, 2007, our Board of Directors announced that it had increased our quarterly dividend to $0.0625 per common share, double its previous level, and declared a dividend payable on March 30, 2007 to common shareholders of record at the close of business on March 16, 2007.
      While it is the intention of our Board of Directors to declare quarterly cash dividends, the declaration and payment of future dividends, if any, by us will be at the discretion of our Board of Directors and will depend on, among other things, our financial condition, general business conditions and legal restrictions regarding the payment of dividends by us, and other factors. The payment of dividends by us is subject to limitations imposed by laws in Connecticut, Delaware, New York and the United Kingdom. See ”Item 1. Business — Regulatory Matters — Regulation of Insurers and Reinsurers — Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated herein by reference.
      As a holding company with no direct operations, we rely on cash dividends and other permitted payments from our insurance subsidiaries to pay dividends to our securityholders and to service our debt. Amounts payable to us without the prior approval of applicable state insurance departments are limited by state insurance law.

DESCRIPTION OF COMMON SHARES
      Our amended and restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock, par value $.01 per share. Holders of record of common shares are entitled to one vote per share on all matters upon which securityholders have the right to vote. The rights attached to the common shares do not provide for cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the common shares are able to elect all our directors eligible for election each year. All issued and outstanding common shares, including any shares offered by the selling shareholder, are validly issued, fully paid and non-assessable. Holders of our common shares, subject to the preferential rights of the holders of any preferred shares, including our currently outstanding preferred shares, are entitled to such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. Upon dissolution, holders of our common shares are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred shares then outstanding. There are no redemption or sinking fund provisions applicable to the common shares.
      The common shares are listed on the New York Stock Exchange under the symbol “ORH.”
Registration Rights
      We have granted certain registration rights to TIG Insurance Company and ORH Holdings Inc., each a wholly owned subsidiary of our majority shareholder, Fairfax Financial Holdings Limited. The registration rights agreement includes rights to require us to register the offer and sale of our common shares held by TIG and ORH Holdings on up to three different occasions. Each of TIG and ORH Holdings may also require us to file registration statements on Form S-3 under certain circumstances. The registration rights agreement also includes the right to require us to include our common shares held by TIG and ORH Holdings in up to three future registration statements that we file with the SEC. The agreement also provides TIG and ORH Holdings with comparable rights to require us to qualify their common shares for distribution, by prospectus or otherwise, in any province or territory of Canada in which we are a reporting issuer. We will also provide TIG and ORH Holdings with the right to participate in any securities offerings by us in order to maintain their percentage ownership. These rights are subject to various conditions and limitations.
      We will bear all expenses incurred in connection with these registrations, other than any underwriting discounts and commissions. Registration of common shares upon the exercise of these registration rights would result in such shares becoming freely tradable without restriction.
      See footnote 4 under “Selling Shareholder” below for a description of the registration rights granted to the selling shareholder.
Delaware Anti-Takeover Statute and Charter Provisions
      Under Delaware law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested shareholder,” namely, a shareholder who owns 15% or more of our outstanding voting shares, as well as affiliates and associates of any of these persons, for three years following the time that shareholder became an interested shareholder unless:

•	the transaction in which the shareholder became an interested shareholder is approved by our Board of Directors prior to the time the interested shareholder attained that status;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•	at or after the time the shareholder became an interested shareholder the business combination is approved by the Board of Directors and authorized at an annual or special meeting of securityholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

      The authorization of undesignated preferred shares in our charter makes it possible for our Board of Directors to issue preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.
Limitations on Liability and Indemnification of Officers and Directors
      Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.
Transfer Agent and Registrar
      The transfer agent and registrar for our common shares is The Bank of New York.

SELLING SHAREHOLDER
      On November 19, 2004, Fairfax Financial (US) LLC issued $100,964,000 aggregate principal amount of its 3.15% exchangeable notes due November 19, 2009, or exchangeable notes. On May 26, 2006 and August 21, 2006, $9,392,000 and $23,480,000 aggregate principal amount, respectively, of exchangeable notes were cancelled. On November 16, 2006, the remaining $68,092,000 aggregate principal amount of exchangeable notes was exchanged for 2,900,000 of our common shares following the exercise, pursuant to the terms of the exchangeable notes, by the selling shareholder of its right to exchange such exchangeable notes for such shares.
      The selling shareholder named below may from time to time offer and sell, pursuant to this prospectus and the prospectus supplement, if any, up to an aggregate of 2,900,000 of our common shares that were received by the selling shareholder in exchange for the exchangeable notes. The table below sets forth the number of our common shares that the selling shareholder beneficially owned (equal to the number of shares received upon exchange of the exchangeable notes) prior to the offering and the number of such shares being registered for sale by the selling shareholder under this prospectus. The percentage of outstanding common shares beneficially owned prior to the offering is based on 71,140,948 of our common shares outstanding as of December 31, 2006. The percentage of outstanding common shares beneficially owned after the offering assumes that all of the common shares registered by the selling shareholder under this prospectus have been sold. Except as disclosed below, the selling shareholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our affiliates.
      The selling shareholder identified below may sell, transfer or otherwise dispose of some or all of its common shares in transactions exempt from the registration requirements of the Securities Act. Information about the selling shareholder may change from time to time. We will update, amend or supplement this prospectus or the registration statement of which this prospectus forms a part from time to time to update the disclosure in this section as may be required.
      The selling shareholder may from time to time on one or more occasions offer and sell any or all of its common shares that are registered under this prospectus. The registration of our common shares held by the selling shareholder does not necessarily mean that the selling shareholder will offer or sell any of its shares. For information on the procedure for sales by the selling shareholder, read the disclosure under the heading “Plan of Distribution” below.

		Percentage of			Percentage of
		Outstanding Common		Common Shares	Outstanding
	Common Shares	Shares Beneficially	Maximum Number of	Beneficially	Common Shares
	Beneficially Owned	Owned Prior to	Shares That May be	Owned After	Beneficially Owned
Name of Shareholder	Prior to Offering	Offering	Offered Hereby(1)	Offering(1)	After Offering(1)

NMS Services (Cayman) Inc.(2)(3)(4)	2,900,000(1)	4.1%(1)	2,900,000	0	0%

(1)	The registration of common shares held by the selling shareholder does not necessarily mean that the selling shareholder will offer or sell any of such common shares.

(2)	Also includes any sale of the common shares by pledgees, donees, transferees or other successors in interest. Information about other selling shareholders, if any, will be set forth in prospectus supplements or in other documents that we file with the SEC that are incorporated by reference in this prospectus, if required.

(3)	NMS Services (Cayman) Inc. is an indirect wholly-owned subsidiary of Bank of America Corporation. Banc of America Securities LLC, an affiliate of Bank of America Corporation, and its affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees. The selling shareholder is an affiliate of a registered broker-dealer. The selling shareholder received the exchangeable notes, and received the common shares delivered upon exchange of the exchangeable notes, in the ordinary course of business, and has no agreement to directly or indirectly engage in a distribution of such common shares.

(4)	Under a registration rights agreement, dated as of November 19, 2004, among us, NMS Services (Cayman) Inc. and Banc of America Securities LLC, we agreed to file with the SEC, and use our reasonable best efforts to cause to become effective, a shelf registration statement providing for the public resale of our common shares deliverable upon exchange of the exchangeable notes issued by Fairfax Financial (US) LLC.

PLAN OF DISTRIBUTION
      The selling shareholder may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The selling shareholder may sell our common shares for cash and/or other property. The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be specified in the applicable prospectus supplement. The selling shareholder has reserved the right to sell the securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.
      The selling shareholder, directly or through an affiliate, intends to use the proceeds received in such sales to purchase an equal number of our common shares in the open market or in privately negotiated transactions. These purchases by the selling shareholder or its affiliate could have the effect of materially increasing the market price of our common shares above the price that would otherwise prevail.
      The selling shareholder and its agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. The selling shareholder may, from time to time, authorize dealers, acting as its agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.
      If the selling shareholder uses underwriters to sell securities, it will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from the selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by the selling shareholder to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.
      Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
      If so indicated in the prospectus supplement, the selling shareholder will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from the selling shareholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.
      Underwriters, dealers and agents and/or the selling shareholder may be entitled, under agreements entered into with us and/or the selling shareholder, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.
      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.
      The amount of expenses expected to be incurred by us in connection with any sale of securities may be set forth in the applicable prospectus supplement, if any. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us, the selling shareholder and certain of our or their affiliates in the ordinary course of business.
      This offering is being conducted pursuant to Conduct Rule 2710(h) of the NASD.
      The selling shareholder does not intend to engage in a distribution, as such term is used in Regulation M promulgated under the Exchange Act, of the securities covered by the prospectus. However, if the selling shareholder were to be engaged in a distribution of the securities covered by this prospectus, the selling shareholder would be required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common shares.
LEGAL MATTERS
      Unless otherwise specified in a prospectus supplement, the validity of the securities issued and sold hereunder will be passed upon for us by Donald L. Smith, our Senior Vice President, General Counsel and Corporate Secretary.
EXPERTS
      The financial statements, the related financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Odyssey Re Holdings Corp.

2,900,000 Common Shares

PROSPECTUS

                    , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$10,966
Printing fees	$40,000
Accountant’s fees and expenses	$30,000
Legal fees and expenses	$100,000
Miscellaneous expenses	$20,000

Total(1)	$200,966

(1)	The amounts set forth above are estimates except for the SEC registration fee. Odyssey Re Holdings Corp. will pay all expenses.

Item 14.	Indemnification of Directors and Officers
      Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      The registrant (“OdysseyRe”) has entered into indemnification agreements with its officers and directors. Such indemnification agreements are intended to supplement our officers’ and directors’ liability insurance and to provide our officers and directors with specific contractual assurance that the protection provided by our amended and restated certificate of incorporation will continue to be available regardless of, among other things, an amendment to our certificate of incorporation or a change in management or control of OdysseyRe. Such indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in such capacities. Such indemnification agreements provide a mechanism for court relief if indemnification or expense advances are denied or not received within the periods specified in such agreements. Indemnification and advancement of expenses are also provided with respect to a court proceeding initiated for a determination of rights under such indemnification agreements and for certain other matters.
      Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of OdysseyRe (or is or was serving at the request of OdysseyRe as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by OdysseyRe, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.
      Our amended and restated certificate of incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of our amended and restated certificate of incorporation or our amended and restated by-laws, agreement or otherwise. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.
      Our amended and restated certificate of incorporation provides that OdysseyRe will indemnify its directors for monetary damages to OdysseyRe and its securityholders for any breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to our company or our securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful share purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
      In addition, OdysseyRe maintains liability insurance for its directors and officers.

Item 15.	Recent Sales of Unregistered Securities
      On February 22, 2006, OdysseyRe completed the private sale of (i) $50 million aggregate principal amount of floating rate senior debentures, Series A due 2021 (the “Series A Notes”) and (ii) $50 million aggregate principal amount of floating rate senior debentures, Series B due 2016 (the “Series B Notes). On November 28, 2006, OdysseyRe completed the private sale of $40 million aggregate principal amount of floating rate senior debentures, Series C due 2021 (the “Series C Notes” and together with the Series A Notes and the Series B Notes, the “Notes”). The Notes were sold to “qualified institutional buyers” as defined under Rule 144A under the Securities Act of 1933, in private placements pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules
      The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
      The financial statement schedules are included in OdysseyRe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, incorporated by reference into the prospectus contained in this registration statement. See the Index to Consolidated Financial Statements included in OdysseyRe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Item 17.	Undertakings
      a. The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
      b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stamford, State of Connecticut.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ R. Scott Donovan

Name: R. Scott Donovan
Title: Executive Vice President and Chief Financial Officer
Dated: March 27, 2007

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature		Title	Date

* Andrew A. Barnard		President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2007

/s/ R. Scott Donovan R. Scott Donovan		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 27, 2007

* V. Prem Watsa		Director	March 27, 2007

* James F. Dowd		Director	March 27, 2007

* Peter M. Bennett		Director	March 27, 2007

* Anthony F. Griffiths		Director	March 27, 2007

Patrick W. Kenny		Director

* Samuel A. Mitchell		Director	March 27, 2007

* Brandon W. Sweitzer		Director	March 27, 2007

* Paul M. Wolff		Director	March 27, 2007

*By:	/s/ R. Scott Donovan Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description

1.1		Form of Underwriting Agreement for Shares of Common Stock and/or Preferred Stock (incorporated by reference to Exhibit 1.2 of OdysseyRe’s Registration Statement on Form S-3, filed on August 8, 2002, File No. 333-97819).
3.1		Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001). Also see Exhibits 4.7 and 4.8 hereto.
3.2		Amended and Restated By-Laws (incorporated herein by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).
4.1		Specimen Certificate representing Common Stock (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).
4.2		Indenture dated June 18, 2002 between Odyssey Re Holdings Corp. and The Bank of New York regarding the 4.375% Convertible Senior Debentures due 2022 (incorporated herein by reference to Exhibit 4.3 of the Registrant’s registration statement on Form S-3, filed on August 8, 2002).
4.3		Indenture dated October 31, 2003 between Odyssey Re Holdings Corp. and The Bank of New York regarding the 6.875% Senior Notes due 2015 and the 7.65% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 3, 2003).
4.4		Global Security dated October 31, 2003 representing $150,000,000 aggregate principal amount of 7.65% Senior Notes due 2013 (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 3, 2003).
4.5		Global Security dated November 18, 2003 representing $75,000,000 aggregate principal amount of 7.65% Senior Notes due 2013 (incorporated by reference to Exhibit 4.6 of the Registrant’s Annual Report on Form 10-K filed with the Commission on February 18, 2004).
4.6		Global Security dated May 13, 2005, representing $125,000,000 aggregate principal amount of 6.875% Senior Notes due 2015 (incorporated by reference to Exhibit 4.7 of the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2005).
4.7		Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the Series A Preferred Shares (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2005).
4.8		Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the Series B Preferred Shares (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2005).
4.9		Form of Stock Certificate evidencing the Series A Preferred Shares (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2005).
4.10		Form of Stock Certificate evidencing the Series B Preferred Shares (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2005).
4.11		Indenture dated as of February 22, 2006 between Odyssey Re Holdings Corp. and Wilmington Trust Company regarding the Floating Rate Senior Debentures, Series A (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2006).
4.12		Indenture dated as of February 22, 2006 between Odyssey Re Holdings Corp. and Wilmington Trust Company regarding the Floating Rate Senior Debentures, Series B (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2006).
4	.13**	Registration Rights Agreement dated November 19, 2004 among Odyssey Re Holdings Corp., NMS Services (Cayman) Inc. and Banc of America Securities LLC.

Exhibit No.		Description

4.14		Indenture dated as of November 28, 2006 between Odyssey Re Holdings Corp. and Wilmington Trust Company regarding the Floating Rate Senior Debentures, Series C (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on November 29, 2006).
5	.1**	Opinion of Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of Odyssey Re Holdings Corp.
10.1		Affiliate Guarantee by Odyssey America Reinsurance Corporation dated as of July 14, 2000 relating to Compagnie Transcontinentale de Réassurance (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on March 26, 2001).
10.2		Blanket Assumption Endorsement Agreement between Ranger Insurance Company and Odyssey Reinsurance Corporation dated as of July 1, 1999 (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on March 26, 2001).
10	.3**	Tax Allocation Agreement effective as of June 19, 2001 among Fairfax Inc., Odyssey Re Holdings Corp., Odyssey America Reinsurance Corporation, Odyssey Reinsurance Corporation, and Hudson Insurance Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2002), Inter-Company Tax Allocation Agreement among TIG Holdings, Inc. and the subsidiary corporations party thereto and Agreement for the Allocation and Settlement of Consolidated Federal Income Tax Liability, as amended (each incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001) and Inter-Company Tax Allocation Agreement effective as of March 4, 2003 between Odyssey Re Holdings Corp. and Fairfax Inc.
10.4		Employment Agreement dated as of September 14, 2005 between Andrew A. Barnard and Odyssey Re Holdings Corp. (incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 16, 2005).***
10.5		Employment Agreement dated as of May 23, 2001 between Michael Wacek and Odyssey Re Holdings Corp (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).***
10.6		Employment Agreement dated as of August 24, 2006 between R. Scott Donovan and Odyssey Re Holdings Corp (incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2006).
10.7		Third Amended and Modified Office Lease Agreement in relation to 300 First Stamford Place, Stamford, Connecticut and guarantee of Odyssey Re Holdings Corp. executed in connection therewith (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 4, 2004) which amends the Lease Agreement between TIG Insurance Company and First Stamford Place Company, as amended (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).
10.8		Registration Rights Agreement dated as of June 19, 2001 among Odyssey Re Holdings Corp., TIG Insurance Company and ORH Holdings Inc. (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2002).
10.9		Investment Agreement dated as of January 1, 2002 between Hamblin Watsa Investment Counsel Ltd., Fairfax Financial Holdings Limited and Odyssey America Reinsurance Corporation (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 4, 2003).
10.10		Investment Agreement dated as of January 1, 2003 between Hamblin Watsa Investment Counsel Ltd., Fairfax Financial Holdings Limited and Clearwater Insurance Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2006).
10.11		Investment Agreement dated as of January 1, 2003 between Hamblin Watsa Investment Counsel Ltd., Fairfax Financial Holdings Limited and Hudson Insurance Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2006).

Exhibit No.	Description

10.12	Investment Agreement dated as of January 1, 2003 between Hamblin Watsa Investment Counsel Ltd., Fairfax Financial Holdings Limited and Newline Underwriting Management Ltd. (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2006).
10.13	Stop Loss Agreement dated December 31, 1995 among Skandia America Reinsurance Corporation and Skandia Insurance Company Ltd., as amended (incorporated herein by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).
10.14	Indemnification Agreements between Odyssey Re Holdings Corp. and each of its directors and officers dated as of March 21, 2001 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2002).
10.15	Indemnification Agreement in favor of Odyssey Reinsurance Corporation and Hudson Insurance Company from Fairfax Financial Holdings Limited dated as of March 22, 2001 (incorporated herein by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).
10.16	Indemnification Agreement in favor of Odyssey Reinsurance Corporation from Fairfax Financial Holdings Limited dated as of March 20, 2001 (incorporated herein by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).
10.17	Odyssey America Reinsurance Corporation Restated Employees Retirement Plan, as amended (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).
10.18	Odyssey America Reinsurance Corporation Profit Sharing Plan, as amended (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).
10.19	Odyssey Re Holdings Corp. Restricted Share Plan (incorporated herein by reference to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on June 7, 2001).***
10.20	Odyssey Re Holdings Corp. Stock Option Plan (incorporated herein by reference to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on June 7, 2001).***
10.21	Odyssey Re Holdings Corp. Long-Term Incentive Plan (incorporated herein by reference to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on June 7, 2001).***
10.22	Odyssey Re Holdings Corp. Employee Share Purchase Plan (incorporated herein by reference to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on June 7, 2001).***
10.23	Odyssey America Reinsurance Corporation 401(k) Excess Plan, as amended (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).***
10.24	Odyssey America Reinsurance Corporation Restated Supplemental Retirement Plan, as amended (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).***
10.25	Exchange Agreement among TIG Insurance Company, ORH Holdings Inc. and Odyssey Re Holdings Corp dated as of June 19, 2001 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2002).
10.26	Tax Services Agreement between Fairfax Inc., Odyssey America Reinsurance Corporation, Odyssey Reinsurance Corporation and Hudson Insurance Company dated as of May 10, 2001 (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).
10.27	Tax Services Agreement between Fairfax Inc. and Odyssey Re Holdings Corp. dated as of May 10, 2001 (incorporated herein by reference to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).

Exhibit No.		Description

10.28		Note Purchase Agreement dated as of November 15, 2001 among Odyssey Re Holdings Corp. and the purchasers listed in Schedule A attached thereto, including the form of Notes issued in connection therewith (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2002).
10.29		Odyssey Re Holdings Corp. 2002 Stock Incentive Plan (incorporated herein by reference to Appendix A of the Registrant’s definitive proxy statement filed on March 21, 2002).***
10.30		Credit Agreement dated as of September 23, 2005 among Odyssey Re Holdings Corp., Wachovia Bank, National Association, and the other parties thereto, and the promissory notes executed in connection therewith (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2005).
10	.31**	Commutation and Release Agreement effective as of September 29, 2006 between Clearwater Insurance Company and nSpire Re Limited.
10.32		Resignation and separation Agreement dated March 9, 2007 by and between Odyssey Re Holdings Corp. and Robert Giammarco (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 9, 2007).***
20.1		List of subsidiaries (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2006).
23	.1*	Consent of PricewaterhouseCoopers LLP.
23	.2**	Consent of Donald L. Smith (included in Exhibit 5.1).
24	.1**	Power of Attorney.

*	Filed herewith.

**	Previously filed.

***	Management contract or compensatory plan or arrangement